UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 24, 2008

Dynamic Biometric Systems, Inc.

(Exact name of Registrant as specified in its charter)

Nevada	001-32706	20-4809793
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

14647 S. 50th Street, Suite 130 Phoenix, Arizona	85044
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (480) 705-9110

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

O     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

O     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

O     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

O     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01. OTHER.

(a) Effective August 8, 2008, Dynamic Biometric Systems, Inc., a Nevada corporation (the "Company"), announced today that it has just been approved to trade on the Pink Sheets under the symbol DYBO. Information on the Company including current financial information is available on the Company's web site, www.dynasig.com. Peacock, Hislop, Staley & Given ("PHS&G"), a Phoenix, Arizona Broker Dealer, sponsored the Company for trading and is making a market in the common shares of DYBO. The Head Trader's name is Gene Harries and he can be reached at 602-952-6822.

(b) Effective July 24, 2008, the United States Patent and Trademark Office's (the "USPTO") Board of Patent Appeals and Interference has ruled claims 1 to 15 of the Company's Patent No. 1, titled "Method and Apparatus for Capturing and Authenticating Biometric Information from a Writing Instrument," to be patentable. Patent #1 was originally filed on August 23, 2004. The Company believes that Claims 1 through 15 are the most important claims of the Patent. Patent #1, when formally issued, will document and as a matter of public record protect the uniqueness of the Company's proprietary hardware design and multimodal authentication strategy and security design. The Company hardware capability is what discriminates the practical ability of the Company's products for rapid and broad implementation without extensive training. The Company has also filed its Patent #1 with the European Patent Office (the "EPO") covering England, France, Germany and other European Union countries. The Company is awaiting comments on this application. In September 2006, the Company filed Patent #2 with the USPTO titled "Signature Authentication" but due to USPTO backlog does not expect action until 2010. Regardless, the Company filed Patent #2 with the EPO on March 31, 2008.

(c) The Company has announced that it has entered into a master manufacturing and distribution agreement with Beacon Group SW, Inc. located in Tucson, AZ ("Beacon"). Under this agreement the Company received a $150,000 purchase order for Bio-Pen parts. Beacon expects to start shipping completed Bio-Pens in October 2008. This activity is related to the Company's current focus on developing a marketing relationship with NISH, Inc. ("NISH"). NISH is a contracting umbrella which in 2007 supplied, through its 545 affiliates, more than $1.6 billion in products and services to various government agencies under the AbilityOne Program. Beacon, which is one of the NISH affiliates, will manufacture and supply the Bio-Pen System for NISH's Secure Mail and Digital Document Services initiative. In 2007 a NISH affiliate was awarded the initial consolidated mail contract for Washington DC area Department of Homeland Security (DHS) valued at $121 million over eight years. The initial year of that contract starts in October 2008. The Company's objective for the next year is to have sites at more than 100 NISH Business Solutions Network affiliates where they are actively using the Bio-Pen System. These sites will directly expose the Company's products to decision makers in various government (federal, state and local) agencies and commercial customers. NISH has already introduced the Bio-Pen System to these entities on multiple occasions. Beacon has started and NISH has committed to sponsor the process of having the Bio-Pen product added to the U.S. Government's special authorized product list (the Procurement List or the "PL"), which is expected to take approximately 10 to 12 months. Being entered on the PL will allow NISH affiliates to sell the AbilityOne Bio-Pen System to the entire Federal Government under various budgetary set asides and initiatives.

(d) The Company also announced on August 8 that on June 27, 2008, the Company contracted with Arcware Solutions, LLC to allow Arcware to market the Bio-Pen hardware and software (the "DynaSig System") to the estimated 600 Laserfiche resellers and VARs. Laserfiche is an enterprise level document management system prevalent in Healthcare, Finance and local Governments with an estimated 25,000 users. The Company is continuing its prior sales initiatives in the U. S., Germany, the United Kingdom and Korea.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DYNAMIC BIOMETRIC SYSTEMS, INC.
August 11, 2008	By:/s/ Richard C. Kim Richard C. Kim, Chief Executive Officer and President